KIMBALL, NE – OCTOBER 12, 2017 – GEORGE RISK INDUSTRIES, INC. (OTC-PINK:RSKIA) (the “Company”), a diversified and leading American manufacturer of a wide variety of products in the security industry, announced today that it has acquired the assets and the business of Labor Saving Devices, Inc. (“LSDI”). LSDI is headquartered in Commerce City, Colorado, and is engaged in the business of wire installation tool design and manufacturing. The acquired business primarily serves the audio/visual, electrical, communications and security alarm markets.

In announcing the transaction, Stephanie Risk-McElroy, President and CEO of the Company, stated: “We are excited about adding the LSDI line to the GRI family. Over the years we have looked at a variety of companies but when Roy Bowling presented the offer to acquire, the two product lines seemed to be a natural fit. The LSDI product line complements our existing product line and will allow GRI to expand into other industries, including cable, communications, etc. We are both home grown companies with a strong commitment to quality and customer service. Mr. Bowling was an early member of the board of directors at GRI and an industry innovator. We look forward to expanding our product line and markets both state side and internationally”.

Roy Bowling, Owner and Chairman of LSDI, added: “I am pleased and proud to hand over the 35-year legacy of Labor Saving Devices, Inc. to such a high-quality company. As a former board member, I have great respect for the history and tradition of George Risk Industries, Inc. I would not have sold my business to anyone else. I predict great things will happen as we transition to GRI’s larger scale, publicly held platform.”

The transaction was signed and closed on October 10, 2017. The purchase price and other details of the transaction were not immediately disclosed.

ABOUT GEORGE RISK INDUSTRIES, INC.

George Risk Industries, Inc. is engaged in the design, manufacture and sales to distributors and OEM manufacturers of custom computer keyboards, push button switches, burglar alarm components, pool alarms, thermostats, E-Z wire cover, and hydro sensors. The company has representation in the United States, Canada, Asia and EMEA (Europe, the Middle East and Africa).

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACTS

STEPHANIE M. RISK-McELROY, PRESIDENT/CEO/CFO

308-235-4645

800-523-1223